Exhibit 23.3

Consent of Independent Auditor

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 14, 2025, with respect to the consolidated financial statements of ENvue Medical Holdings Corp. (formerly Envizion Medical Holding Corp.) included in the Registration Statement (Form S-1) and related Prospectus of NanoVibronix, Inc. for the registration of its Series G Convertible Preferred Stock and Warrants and shares of Common Stock underlying such securities.

/s/ KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel Aviv, Israel
February 14, 2025